RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-208507

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
 Dated May 26, 2016
Pricing Supplement Dated May __, 2016 to the Product
Prospectus Supplement ERN-ES-1 Dated January 14,
2016, Prospectus Supplement Dated January 8, 2016, and
Prospectus Dated January 8, 2016
$_________ Bullish Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks,Due May 31, 2019 Royal Bank of Canada

Royal Bank of Canada is offering the Bullish Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks (the “Notes”) linked to the performance of an equally weighted Basket consisting of the common equity securities of three publicly traded companies: Costco Wholesale Corporation, NIKE, Inc., and Starbucks Corporation.
The CUSIP number for the Notes is 78012KPK7. The Notes do not pay interest. The Notes provide a 150% leveraged positive return if the Percentage Change of the Basket is positive, subject to the Maximum Redemption Amount of 131.50% of the principal amount of the Notes (to be determined on the Pricing Date). Investors are subject to one-for-one loss of the principal amount of the Notes in percentage terms if there is a percentage decrease of more than 23% in the value of the Basket from the Pricing Date to the Valuation Date. Any payments on the Notes are subject to our credit risk.
Issue Date: May 31, 2016
Maturity Date: May 31, 2019
The Notes will not be listed on any securities exchange.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 8, 2016, “Risk Factors” beginning on page PS-4 of the product prospectus supplement dated January 14, 2016, and “Selected Risk Considerations” beginning on page P-6 of this terms supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note		Total
Price to public	%	$
Underwriting discounts and commissions	%	$
Proceeds to Royal Bank of Canada	%	$
The initial estimated value of the Notes as of the date of this terms supplement is $955.94 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Pricing Date, which will not be less than $935.94 per $1,000 in principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $22.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $22.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-15 below.
We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks, Due May 31, 2019
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Asset:
The Notes are linked to the value of an equally weighted basket (the “Basket”) consisting of the common equity securities of three publicly traded companies (each, a “Reference Stock,” and collectively, the “Reference Stocks”).  The three Reference Stocks, their respective Component Weights and their Initial Prices are indicated in the table below.

Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Pricing Date:	May 26, 2016
Issue Date:	May 31, 2016
CUSIP:	78012KPK7
Valuation Date:	May 28, 2019
Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:
1.               Principal Amount + (Principal Amount x Percentage Change x Leverage Factor) and
2.               Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is less than or equal to 0% but not by more than 23% (that is, the Percentage Change is between zero and -23%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change is less than 0% by more than 23% (that is, the Percentage Change is between -23.01% and -100%), then the investor will receive a cash payment equal to:
Principal Amount + (Principal Amount x Percentage Change)

Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Weighted Component Changes for the Reference Stocks.  The Weighted Component Change for each Reference Stock will be determined as follows:

Initial Price:	The closing price per share of a Reference Stock on the Pricing Date
Leverage Factor:	150%
Final Price:	The closing price per share of a Reference Stock on the Valuation Date
Barrier Percentage:	23%
Maximum Redemption Amount:	131.50% multiplied by the principal amount (to be determined on the Pricing Date)

P-2	RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks, Due May 31, 2019
The Basket:	Reference Stock	Bloomberg Ticker	Component Weight	Initial Price
	Costco Wholesale Corporation	COST	1/3	$[●]
	NIKE, Inc.	NKE	1/3	$[●]
	Starbucks Corporation	SBUX	1/3	$[●]
Maturity Date:	May 31, 2019, subject to extension for market and other disruptions, as described in the product prospectus supplement dated January 14, 2016.
Term:	Approximately 3 years.
Principal at Risk:
The Notes are NOT principal protected.  You may lose all or a substantial portion of your principal amount at maturity if there is a percentage decrease in the value of the Basket between the Pricing Date and the Valuation Date of more than 23%.

Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 14, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 14, 2016, as modified by this terms supplement.

The pricing date and the issue date of the Notes are subject to change. The actual pricing date, issue date, and other dates for the Notes set forth above will be set forth in the final pricing supplement.

P-3	RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks, Due May 31, 2019
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 14, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and in the product prospectus supplement dated January 14, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement ERN-ES-1 dated January 14, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047764/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

P-4	RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks, Due May 31, 2019
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the price of any Reference Stock, or the value of the Basket, on any trading day prior to the Maturity Date. All examples assume a Barrier Percentage of 23%, a Leverage Factor of 150%, the Maximum Redemption Amount of 131.50% of the principal amount, that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.
Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	10%
	Payment at Maturity:	$1,000 + ($1,000 x 10% x 150%) = $1,000 + $150 = $1,150.00
	On a $1,000 investment, a 10% Percentage Change results in a Payment at Maturity of $1,150.00, a 15.00% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive and the Payment at Maturity is subject to the Maximum Redemption Amount.
	Percentage Change:	40%
	Payment at Maturity:	$1,000 + ($1,000 x 40% x 150%) = $1,000 + $480 = $1,480.00 However, the Maximum Redemption Amount is $1,315.00
	On a $1,000 investment, a 40% Percentage Change results in a Payment at Maturity of $1,315.00, a 31.50% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Barrier Percentage).
	Percentage Change:	-8%
	Payment at Maturity:
In this case, even though the Percentage Change is negative, you will receive the principal amount of your Notes at maturity, because the Percentage Change is not negative by more than the Barrier Percentage of 23%.

	In this case, on a $1,000 investment, a -8% Percentage Change results in a Payment at Maturity of $1,000.00, a 0.00% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Barrier Percentage).
	Percentage Change:	-40%
	Payment at Maturity:	$1,000 + ($1,000 x -40%) = $1,000 - $400 = $600.00
	In this case, on a $1,000 investment, a -40% Percentage Change results in a Payment at Maturity of $600.00, a -40.00% return on the Notes.

P-5	RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks, Due May 31, 2019
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stocks.  These risks are explained in more detail in the section “Risk Factors” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•	Principal at Risk – Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the value of the Basket. You will lose 1% of the principal amount of your Notes for each 1% decline of the value of the Basket if the Percentage Change is more than -23%. There is no minimum payment at maturity, and you could lose your entire investment.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.
•	Your Potential Payment at Maturity Is Limited – The Notes will provide less opportunity to participate in the appreciation of the Basket than an investment in a security linked to the Basket providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Redemption Amount. Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Reference Stocks or in a security directly linked to the positive performance of the Basket.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time. This will be the case even if the value of the Basket increases after the Pricing Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.
•	You Will Not Have Any Rights to the Reference Stocks – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Stocks would have. The final value of the Basket will not reflect any dividends paid on the Reference Stocks.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public. – The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be

P-6	RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks, Due May 31, 2019
less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.
•	The Initial Estimated Value of the Notes on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set – The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.
The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.
•	Market Disruption Events and Adjustments — The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-7	RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks, Due May 31, 2019
INFORMATION REGARDING THE ISSUERS OF THE REFERENCE STOCKS
The issuer of each Reference Stock is registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”).  Companies with securities registered under the Exchange Act are required to periodically file financial and other information required by the Securities and Exchange Commission (“SEC”).  This information is filed with the SEC and can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, information filed by the issuers of the Reference Stocks with the SEC electronically is available to the public over the Internet at the SEC’s website at http://www.sec.gov.
The following information regarding each issuer of the Reference Stocks is derived from publicly available information.
We have not made any investigation as to the accuracy or completeness of reports filed by any issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
•	Costco Wholesale Corporation operates wholesale membership warehouses in multiple countries. The company sells all kinds of food, automotive supplies, toys, hardware, sporting goods, jewelry, electronics, apparel, health and beauty aids, as well as other goods. Its common stock trades on the Nasdaq Global Select Market (the “NASDAQ”) under the symbol “COST.”
•	NIKE, Inc. designs, develops, and markets athletic footwear, apparel, equipment, and accessory products for men, women, and children. The company sells its products worldwide to retail stores, through its own stores, subsidiaries, and distributors. Its common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “NKE.”
•	Starbucks Corporation retails, roasts, and provides its own brand of specialty coffee. The company operates retail locations worldwide and sells whole bean coffees through its sales group, direct response business, supermarkets, and on the internet. The company also produces and sells bottled coffee drinks and a line of ice creams. Its common stock trades on the NASDAQ under the symbol “SBUX.”

P-8	RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks, Due May 31, 2019
Historical Information
The graphs below set forth the information relating to the historical performance of each of the Reference Stocks. In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of each Reference Stock. The information provided in each table is for the four calendar quarters of 2012 to 2015, the first calendar quarter of 2016 and for the period from April 1, 2016 through May 25, 2016.
We obtained the information regarding the historical performance of the Reference Stocks in the graphs and tables below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Stocks should not be taken as an indication of their future performance, and no assurance can be given as to the price of any Reference Stock on the Valuation Date. We cannot give you assurance that the performance of any Reference Stock will result in any positive return on your initial investment.

P-9	RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks, Due May 31, 2019

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2012	3/31/2012	91.78	78.82	90.80
4/1/2012	6/30/2012	95.09	81.98	95.00
7/1/2012	9/30/2012	103.50	93.11	100.13
10/1/2012	12/30/2012	105.96	93.51	98.77

1/1/2013	3/30/2013	10703	98.96	106.11
4/1/2013	6/29/2013	115.75	103.20	110.57
7/1/2013	9/28/2013	120.20	110.06	115.12
10/1/2013	12/31/2013	126.11	110.16	119.01

1/1/2014	3/28/2014	119.30	109.50	111.68
4/1/2014	6/28/2014	118.85	110.36	115.16
7/1/2014	9/30/2014	127.78	114.90	125.32
10/1/2014	12/31/2014	146.80	122.08	141.75

1/1/2015	3/31/2015	156.85	138.22	151.50
4/1/2015	6/30/2015	152.95	134.74	135.06
7/1/2015	9/30/2015	147.59	117.04	114.57
10/1/2015	12/31/2015	164.46	142.19	162.39

1/1/2016	3/31/2016	161.22	141.63	157.58
4/1/2016	5/25/2016	159.07	138.60	144.54
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-10	RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks, Due May 31, 2019

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2012	3/30/2012	28.24	24.17	27.11
4/1/2012	6/29/2012	28.69	21.28	21.95
7/1/2012	9/28/2012	25.23	22.01	23.73
10/1/2012	12/31/2012	26.56	22.41	25.80

1/1/2013	3/28/2013	30.12	25.70	29.51
4/1/2013	6/28/2013	33.03	28.99	31.84
7/1/2013	9/30/2013	37.61	30.97	36.32
10/1/2013	12/31/2013	40.13	34.98	39.32

1/1/2014	3/31/2014	40.04	34.93	36.93
4/1/2014	6/30/2014	39.56	35.30	38.78
7/1/2014	9/30/2014	45.14	37.97	44.60
10/1/2014	12/31/2014	49.88	42.05	48.08

1/1/2015	3/31/2015	51.90	45.35	50.17
4/1/2015	6/30/2015	55.17	49.08	54.01
7/1/2015	9/30/2015	62.97	47.25	61.49
10/1/2015	12/31/2015	67.27	60.22	67.07

1/1/2016	3/31/2016	65.44	53.64	61.47
4/1/2016	5/25/2016	61.84	55.41	55.99
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-11	RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks, Due May 31, 2019

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2012	3/31/2012	28.28	22.64	27.95
4/1/2012	6/30/2012	31.00	25.52	26.66
7/1/2012	9/30/2012	27.14	21.53	25.38
10/1/2012	12/30/2012	27.45	22.14	26.81

1/1/2013	3/30/2013	29.49	26.26	28.48
4/1/2013	6/29/2013	33.74	28.33	32.75
7/1/2013	9/28/2013	38.91	32.91	38.49
10/1/2013	12/31/2013	41.25	37.23	39.20

1/1/2014	3/28/2014	39.32	34.34	36.69
4/1/2014	6/28/2014	39.17	33.97	38.69
7/1/2014	9/30/2014	40.32	36.90	37.73
10/1/2014	12/31/2014	42.08	35.39	41.03

1/1/2015	3/31/2015	49.60	39.28	47.35
4/1/2015	6/30/2015	54.74	46.28	53.62
7/1/2015	9/30/2015	59.32	42.06	56.84
10/1/2015	12/31/2015	64.00	55.89	62.19

1/1/2016	3/31/2016	61.77	52.64	59.70
4/1/2016	5/25/2016	61.62	54.20	55.15
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Three Common Stocks, Due May 31, 2019
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about May 31, 2016, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of any Reference Stock included in the Basket, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Pricing Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-13	RBC Capital Markets, LLC